Exhibit 99.1

PRESS RELEASE
AmerisourceBergen Corporation
1 West First Avenue Conshohocken, PA 19428

AMERISOURCEBERGEN ELECTS REDONDA MILLER, M.D., TO ITS BOARD OF DIRECTORS

CONSHOHOCKEN, PA, November 16, 2022 — AmerisourceBergen Corporation (NYSE: ABC) today announced that its Board of Directors has elected Redonda Miller, M.D., 56, as a new independent director, effective January 1, 2023.

“We welcome Dr. Miller to the Board of Directors. Her experience as a healthcare leader and as a physician brings great perspective to AmerisourceBergen and our stakeholders,” said Jane E. Henney, M.D., Lead Independent Director.

“Dr. Miller’s healthcare and business experience will help support AmerisourceBergen as we live our purpose of being united in our responsibility to create healthier futures,” said Steven H. Collis, Chairman, President & Chief Executive Officer.

Dr. Miller has served as the president of The Johns Hopkins Hospital since 2016. Previously, she was Chief Medical Officer and Senior Vice President of Medical Affairs for The Johns Hopkins Health System. A practicing internist, Dr. Miller has been an associate professor in the Department of Medicine at The Johns Hopkins University since 2006. From November 2021 to October 2022, she was a non-executive director at Invivyd, Inc. (formerly Adagio Therapeutics, Inc.). In 2020, she was inducted into the National Academy of Medicine. In addition, she is a member of the Board of Directors of Gilchrist Hospice Care, Inc. and a member of the Board of Directors of Turnaround Tuesday Inc.

Dr. Miller received her M.D. from The Johns Hopkins University School of Medicine, M.B.A. from The Johns Hopkins University, and B.S. from The Ohio State University.

About AmerisourceBergen

AmerisourceBergen fosters a positive impact on the health of people and communities around the world by advancing the development and delivery of pharmaceuticals and healthcare products. As a leading global healthcare company, with a foundation in pharmaceutical distribution and solutions for manufacturers, pharmacies and providers, we create unparalleled access, efficiency and reliability for human and animal health. Our more than 43,000 global team members power our purpose: We are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #10 on the Fortune 500 with more than $200 billion in annual revenue. Learn more at investor.amerisourcebergen.com.

Contact:    Bennett S. Murphy
        Senior Vice President, Investor Relations
610-727-3693
        bmurphy@amerisourcebergen.com

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